Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
November 22, 2022

Farmers and Merchants Bancshares, Inc.	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H	Chief Financial Officer
Hampstead, Maryland 21074	(410) 374-1510, Ext. 104

FARMERS AND MERCHANTS BANCSHARES, INC. DECLARES CASH DIVIDEND OF $.32 PER SHARE

HAMPSTEAD, MARYLAND (November 22, 2022) – On November 21, 2022, the Board of Directors of Farmers and Merchants Bancshares, Inc., the parent of Farmers and Merchants Bank, declared a cash dividend of $.32 per share of common stock, which will be paid on December 16, 2022 to shareholders of record on December 2, 2022. The $.32 per share dividend is $.01 greater than the most recent dividend paid in June 2022. The combined 2022 dividend of $.63 per share represents a 3.0% yield on the current market value of $20.75 per share and represents a 10.5% increase over the $.57 per share dividend paid in 2021. The annual dividend has increased for 12 consecutive years.

Please visit the investor relations section of the Bank’s website, www.fmb1919.bank. It includes press releases, financial information, stock information, peer analysis, and information about Farmers and Merchants Bancshares, Inc. officers and directors.

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. Farmers and Merchants Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.